Exhibit 99.1

Aura FAT Projects Acquisition Corp Announces Extension of Deadline to Complete an Initial Business Combination

Singapore – October 10, 2025 — Aura FAT Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number (the “Company”), announced today that its shareholders approved amendments to the Company’s Second Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”) and the Company’s Investment Management Trust Agreement (the “Trust Agreement Amendment”) with Continental Stock Transfer and Trust Company (“Continental”), to extend the date by which the must consummate an initial business combination to July 18, 2027, without any requirement that the Company deposit additional funds into its trust account held by Continental (the “Trust Account”).

The Charter Amendment and the Trust Agreement Amendment triggered a right of the Company’s public shareholders to demand the redemption of their public shares out of funds held in the Trust Account containing approximately $3,293,251.70. Holders of 239,567 public shares properly requested redemption.

About Aura FAT Acquisition Corp

Aura FAT Projects Acquisition Corp is a special purpose acquisition company (SPAC) incorporated in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination. AFAR focused on technology-driven, high-growth companies across the Asia-Pacific region, targeting sectors such as Web3, fintech, health-tech, ed-tech, and food and agriculture technology. The company raised $115 million in gross proceeds from its Nasdaq IPO in April 2022.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any statement is based.

Contact:

Aura FAT Projects Acquisition Corp

1 Phillip Street, #09-00,

Royal One Phillip, Singapore, 048692

Attn:

Telephone No.: +65-3135-1511